                                                                   EXHIBIT 10.16

                       RESEARCH AND DEVELOPMENT AGREEMENT

                                     BETWEEN

                                 SANKYO CO., LTD

                                       and

                                  ARQULE, INC.

                                                                   EXHIBIT 10.16

                                Table of Contents

1.       Definitions
         1.1.     "Active Homolog"
         1.2.     "Active ArQule Compound"
         1.3.     "Active Compound"
         1.4.     "Active Sankyo Compound"
         1.5.     "Affiliate"
         1.6.     "Agreement"
         1.7.     "ArQule Compound"
         1.8.     "ArQule Derivative Compound"
         1.9.     "ArQule Patent Rights"
         1,10.    "ArQule Technology"
         1.11.    "Array"
         1.12.    "Base Rate of Interest"
         1.13.    "Chemical Theme"
         1.14.    "Confidential Information"
         1.15.    "Contract Year"
         1.16.    "Derivative Compound"
         1.17.    "Directed Array (tm)"
         1.18.    "Directed Array (tm) Program"
         1.19.    "Disclosing Party"
         1.20.    "Effective Date"
         1.21.    "Extraordinary Expenses"
         1.22.    "FDA"
         1.23.    "Joint Patent Rights"
         1.24.    "Licensed Compound"
         1.25.    "Licensed Compound Set"
         1.26.    "Mapping Array (tm)"
         1.27.    "Mapping Array (tm) Program"
         1.28.    "Net Sales"
         1.29.    "Net Sales Price"
         1.30.    "Party"
         1.31.    "Patent Rights"
         1.32.    "Phase I Clinical Trials"
         1.33.    "Phase II Clinical Trials"
         1.34.    "Phase III Clinical Trials"
         1.35.    "Preclinical Compound"
         1.36.    "Preclinical Development"
         1.37.    "Receiving Party"
         1.38.    "Research Period"
         1.39.    "Research Program"
         1.40.    "Research Plan"
         1.41.    "Royalty-Bearing Product"
         1.42.    "Royalty Period"

                                                                   EXHIBIT 10.16

         1.42.    "Sankyo Compound"
         1.44.    "Sankyo Derivative Compound
         1.45.    "Sankyo Patent Rights"
         1.46.    "Steering Committee
         1.47.    "Sublicensee"
         1.48.    "Target"
         1.49.    "U.S. Territory"
         1.50     "Valid Claim"
         1.51     "Worldwide Territory `

2.       Management of Research Program
         2.1.     Composition of Steering Committee
         2.2.     Duties of the Steering Committee
         2.3.     Compounds Excluded from the Directed Array (tm) Program
         2.4.     Meetings of the Steering Committee
         2.5.     Cooperation
         2.6.     Visits to Facilities

3.       Mapping Array" (tm) Program
         3.1.     Conduct of Mapping Array (tm) Program
         3.2.     Mutual Disclosure
         3.3.     Reservation of Active ArQule Compounds
         3.4.     Mapping Array (tm) Program Payments
         3.5.     Term of Mapping Array (tm) Program
         3.6.     Performance of Mapping Array (tm) Program

4.       Directed Array (tm) Program
         4.1.     Description of Directed Array (tm) Program
         4.2.     Conduct of Directed Array (tm) Program
         4.3.     Directed Array (tm) Program Payments
         4.3.1.   Delivery Fee
         4.3.2.   Expenses
         4.4.     Term of Directed Array (tm) Program

5.       License Grants: Reversion of Rights
         5.1.     Screening Licenses
         5.2.     Preclinical and Clinical Licenses
         5.3.     Commercialization License
         5.4.     Reversion of Rights: Return of Materials

6.       Ownership of Compounds
         6.1.     Sankyo Compounds; Sankyo Derivative Compounds
         6.2.     ArQule Compounds: ArQule Derivative Compounds

                                                                   EXHIBIT 10.16

7.       Intellectual Property Rights
         7.1.     Ownership of Patent Rights
         7.2.     Management of Joint Patent Rights
         7.3.     Cooperation of the Parties
         7.4.     Infringement by Third Parties

8.       Payments, Reports, and Records
         8.1.     Milestone Payments
         8.2.     Alternative to Milestone Payments
         8.3.     Royalties
         8.4.     Reports and Payments
         8.5.     Invoices: Payments in U.S. Dollars
         8.6.     Payments in Other Currencies
         8.7.     Records
         8.8.     Late Payments
         8,9.     Withholding Tax Payments
               8.9.1. Payments
               8.9.2. Royalty Payments

9.       Confidential Information
         9.1.     Definition of Confidential Information
         9.2.     Definition of Confidential Information
         9.3.     Obligations
         9.4.     Exceptions
         9.5.     Return of Confidential Information
         9.6.     Survival of Obligations

10.      Representations and Warranties
         10.1.    Authorization

11.      Indemnifications and Insurance
         11.1.    Sankyo Indemnity Obligations
         11.2.    Procedure
         11.3.    Insurance

12.      Term and Termination
         12.1.    Term
         12.2.    Breach of Payment Obligations
         12.3.    Material Breach

                                                                   EXHIBIT 10.16

         12.4.    Effect of Termination

13.      Miscellaneous
         13.1     Relationship of Parties
         13.2.    Publicity
         13.3.    Non-Solicitation
         13.4.    Governing Law
         13.5.    Dispute Resolution Procedures
         13.6.    Counterparts
         13.7.    Headings
         13.3.    Binding Effect
         13.9.    Assignment
         13.10.   Notices
         13.11.   Amendment and Waiver
         13.12.   Severability
         13.13.   Entire Agreement
         13.14.   Force Majeure

EXHIBIT A

                                                                   EXHIBIT 10.16

                       RESEARCH AND DEVELOPMENT AGREEMENT

         This Agreement, dated as of November 1, 1997, is between Sankyo Co., LTD ("Sankyo"), a Japanese corporation, having a business address at 5-1, Nihonbashi Honcho 3-chome, Chuo-ku Tokyo 103, Japan, and ArQule, Inc. ("ArQule"), a Delaware corporation, having a business address at 200 Boston Avenue, Medford, Massachusetts, U.S.A.

                                    RECITALS

         WHEREAS, ArQule has developed certain technology that has applications in the discovery and development of pharmaceutical compounds;

         WHEREAS, Sankyo desires that ArQule apply its technologies to the research and development of pharmaceutical compounds for Sankyo; and

         WHEREAS, in exchange for payment by Sankyo of research funds, milestone payments and royalties, ArQule is willing to perform certain research and development activities for Sankyo, subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

1.       Definitions.

         1.1. "Active Homologs" shall mean any ArQule Derivative Compound or Sankyo Derivative Compound that exhibits substantial homology with an Active Compound as determined by the Steering Committee.

         1.2. `Active ArQule Compound" shall mean any ArQule Compound or ArQule Derivative Compound which exhibits confirmed significant functional activity against a Target. The Steering Committee shall establish the criteria for "significant functional activity" at the time of selection of each Target.

         1.3. "Active Compound" shall mean any Active ArQule Compound or Active Sankyo Compound.

         1.4. "Active Sankyo Compound" shall mean any Sankyo Compound or Sankyo Derivative Compound which exhibits confirmed significant functional activity against a Target. The Steering Committee shall establish the criteria for "significant functional activity" at the time of selection of each Target.

         1.5. "Affiliate" shall mean a corporation or other legal entity that controls, is

                                                                   EXHIBIT 10.16

controlled by, or is under common control with such Party. For purposes of this definition, "control" means the ownership, directly or indirectly, of fifty percent. (50%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation

         1.6. "Agreement" shall mean this Research and Development Agreement, together with Exhibit A hereto.

         1.7. "ArQule Compound" shall mean any organic chemical molecule that is synthesized by ArQule using its proprietary technology and provided by ArQule to Sankyo under the Mapping Array (tm) Program.

         1.8. "ArQule Derivative Compound" shall mean a Derivative Compound synthesized by ArQule from an ArQule Compound under the Directed Array (tm) Program described in Section 4.

         1.9. "ArQule Patent Rights" shall mean Patent Rights controlled or owned by ArQule as of the Effective Date or during the Research Period; all to the extent and only to the extent that ArQule now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

         1.10. "ArQule Technology" shall mean all information and data which is owned by ArQule or licensed by third parties to ArQule prior to or during the Research Program and is necessary or useful to conduct the screening to discover Active ArQule Compounds and Active Homologs thereto or to develop, make, use, sell or seek regulatory approval in any country to market a product containing a Licensed Compound; all to the extent and only to the extent that ArQule now Las or hereafter will have the right to grant licenses, immunities or other rights thereunder.

         1.11. "Array" shall mean a set of samples of structurally related chemical compounds arranged in a format such as a microtiter screening plate.

         1.12. "Base Rate of Interest" shall mean the base rate of interest declared from time to time by the Bank of Boston.

         1.13. "Chemical Theme" shall mean the chemical or structural characteristics shared by a group of compounds as determined by the Steering Committee pursuant to Section 2,2.

         1.14.    "Confidential Information" shall have the meaning set forth in
Section 9.1.

         1.15. "Contract Year" shall mean each twelve (12) month period of the Research Period, commencing on the Effective Date.

         1.16. "Derivative Compound" shall mean a chemical compound structurally derived in

                                                                   EXHIBIT 10.16

one or more steps from another by a process of modification or partial substitution of at least one component wherein at least one structural feature is retained at each process step. The number of intermediate steps or compounds is not relevant to the classification of a compound as a Derivative Compound. A compound need not have structural similarity to another compound in order to be classified as a Derivative Compound.

         1.17. "Directed Array (tm) shall mean an Array comprised of ArQule Derivative Compounds synthesized by ArQule under the Directed Array (tm) Program described in Section 4.

         1.18. "Directed Array (tm) Program" shall mean a Directed Array (tm) Program conducted by ArQule as set forth in Section 4, with each Directed Array
(tm) Program consisting of multiple Arrays derived from one (1) Sankyo Compound or one (1) Active ArQule Compound.

         1.19. "Disclosing Party" shall mean that Party disclosing Confidential Information to the other Party under Section 9.

         1.20,    "Effective Date" shall mean the first business day of the
month immediately following the date of execution of this Agreement by the Parties hereto.


         1.21. "Extraordinary Expenses" shall mean those expenses incurred from time to time by ArQule in connection with the Directed Array (tm) Program which are not (a) direct, out-of-pocket costs provided for in the Research Plan which are directly attributable to the Directed Array (tm) Program or (b) fixed overhead costs provided for in the Research Plan which are allocable to the Directed Array (tm) Program.

         1.22. "FDA" shall mean the United States Food and Drug Administration (or its foreign equivalent in Japan or Europe).

         1.23. "Joint Patent Rights" shall mean any Patent Rights that are jointly owned by the Parties, as set forth in Section 7.1(b).

         1.24. "License Compound" shall mean any Active Compound or Active Homolog thereto with respect to which the Steering Committee has designated in accordance with Sections 2.2 and 3.2.

         1.25. "Licensed Compound Set" shall mean, with respect to a Licensed Compound, such Licensed Compound and any Active Homolog thereto.

         1.26. "Mapping Array (tm) " shall mean an Array of ArQule Compounds synthesized by ArQule under the Mapping Array (tm) Program set forth in
Section 3.

         1.27. "Mapping Array (tm) Program" shall mean the Mapping Array (tm) component of the Research Program as set forth in Section 3.

                                                                   EXHIBIT 10.16

         1.28. "Net Sales" shall mean the aggregate Net Sales Price of Royalty-Bearing Products in any Royalty Period.

         1.29. "Net Sales Price" shall mean the gross amount received on sales by Sankyo, its Affiliates and Sublicensees of Royalty-Bearing Products, less the following; (i) trade, quantity, and cash discounts or rebates actually allowed, (ii) credits or allowances given for rejections or returns, and (iii) freight, shipping, or other costs of transportation charged to a customer. In any transfers of Royalty-Bearing Products between Sankyo and an Affiliate, the Net Sales Price shall be calculated based on the final sale of the Royalty-Bearing Product to an independent third party. In the event that Sankyo receives non-monetary consideration for any Royalty-Bearing Products, the Net Sales Price shall be calculated based on the average price charged by Sankyo for such Royalty-Bearing Products during the preceding Royalty Period.

         1.30. "Party" means ArQule or Sankyo or their respective Affiliates; "Parties" means ArQule and Sankyo and theft respective Affiliates,

         1.31. "Patent Rights" shall mean all rights arising under issued patents and reissues, reexaminations, extensions and supplementary protection certificates thereof and all patent applications and any divisions, continuations, or continuations-in-part thereof or patents issuing thereon,

         1.32,    "Phase I Clinical Trials" shall mean clinical trials in
healthy adults and/or in a small number of patients commencing upon the filing of a trial protocol with the appropriate regulatory body and designed to determine the metabolism and pharmacologic actions of a product in humans, the side effects associated with increasing doses and to gather evidence on effectiveness and meeting the requirements established by the FDA or by the equivalent Japanese agency for Phase I clinical trials, The completion of the Phase I Clinical Trials will be deemed to have occurred upon the first formal internal issuance of trial results as measured by trial objectives, or in any event no later than the commencement of the Phase II Clinical Trials.

         1.33. "Phase II Clinical Trials" shall mean clinical trials in a small sample of the intended patient population commencing upon the filing of a trial protocol with the appropriate regulatory body and designed to assess the efficacy for a specific indication of a compound proposed to be used as a therapeutic or diagnostic pharmaceutical product, to determine dose tolerance arid the optimal dose range as well as to gather additional information relating to safety and potential adverse effects, and meeting the requirements established by the FDA or the equivalent Japanese agency for Phase H clinical trials. The completion of the Phase II Clinical Trials will be deemed to have occurred upon the first formal internal issuance of trial results as measured by trial objectives, or in any event no later than the commencement of the Phase UI Clinical Trials.

                                                                   EXHIBIT 10.16

         1.34. "Phase III Clinical Trials" shall mean clinical trials commencing upon the filing of a trial protocol with the appropriate regulatory body and designed to demonstrate safety and efficacy of a compound proposed to be used as a prophylactic, therapeutic or diagnostic pharmaceutical product in an expanded patient population at geographically dispersed study sites, meeting the requirements established by the FDA or the equivalent Japanese agency for Phase In clinical trials. The completion of the Phase Ill Clinical Trials will be deemed to have occurred upon the first formal internal issuance of trial results as measured by trial objectives, or in any event no later than the filing of an NDA.

         1.35. "Preclinical Compound" shall mean any Licensed Compound selected by Sankyo or an Affiliate of Sankyo to enter into Preclinical Development.

         1.36. "Preclinical Development" shall mean, with respect to any Preclinical Compound, the commencement of potency and efficacy testing in animal models,

         1.37. "Receiving Party" mean that Party receiving Confidential Information under Section 9.1,

         1.38. "Research Period" shall mean the period during which the Research Program remains in effect. The duration of the Research Period shall be a minimum of three (3) years, unless extended by the mutual agreement of the Parties.

         1.39. "Research Program" shall mean, collectively, each of the Directed Array (tm) Programs and the Mapping Array (tm) Program.

         1.40. "Research Plan" shall mean a plan of research for the Directed Array (tm) Program covering a minimum of a six-month period, which shall be updated quarterly pursuant to Section 2.2 to reflect developments during the previous three (3) months and extended for the subsequent three (3) months. The parties will begin development of the initial Research Plan by December 31, 1997. The parties will complete the Research Plan for the first Directed Array
(tm) Program by January 31, 1998 and will complete the Research Plan for the second Directed Array (tm) Program by March 31, 1998. The completed Research Plan will be attached to this Agreement as & Exhibit A

         1.41. "Royalty Bearing Product" shall mean a product containing as one of its constituents (a) any Active ArQule Compound; (b) any ArQule Derivative Compound; (c) any Sankyo Derivative Compound; or (d) any other Derivative Compound discovered or designed by Sankyo from any ArQule Compound, ArQule Derivative Compound or Sankyo Derivative Compound, or otherwise as a result of information provided by ArQule to Sankyo under the Mapping Array (tm) Program described in Section 3, or the Directed Array (tm) Program described in
Section 4 developed.

         1.42. "Royalty Period" shall mean, with respect to each Royalty-Bearing Product, every calendar quarter, or partial calendar quarter, commencing with the first commercial sale of

                                                                   EXHIBIT 10.16

such Royalty-Bearing Product in any country and ending on the later to occur of
(i) the end of the quarter during which all Valid Claims of all Patent Rights covering such Royalty-Bearing Product expire in the applicable country, or (ii) ten (10) years after such first commercial sale in the applicable country.

         1.43. "Sankyo Compound" shall mean any chemical compound provided by Sankyo or its Affiliates to ArQule under the Directed Array (tm) Program described in Section 4.

         1.44. "Sankyo Derivative Compound" shall mean a Derivative Compound synthesized by ArQule from a Sankyo Compound under the Directed Array (tm) Program describe in Section 4.

         1.45. "Sankyo Patent Rights" shall mean Patent Rights controlled or owned by Sankyo as of the Effective Date or during the Research Period; all to the extent and only to the extent that Sankyo now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

         1.46,    "Steering Committee" shall have the meaning set forth in
Section 2.1.

         1.47. "Sublicensee" shall mean any non-Affiliate third party licensed by Sankyo to make, use (except where the right to use accompanies the sale of any Royalty-Bearing Product by Sankyo or its Affiliates or Sublicensees) or sell any Royalty-Bearing Product.

         1.48. "Target" shall mean any biological target selected by Sankyo for which Sankyo has certain proprietary technology and/or expertise.

         1.49. "U.S. Territory" shall mean the fifty states comprising the United States of America and all American possessions.

         1.50. "Valid Claim" shall mean either (a) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (b) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

         1.51. "Worldwide Territory" shall mean the world excluding the U.S. Territory.

         1.52. The above definitions are intended to encompass the defined terms in both the singular and plural tenses.

2.       Management of Research Program,

                                                                   EXHIBIT 10.16

         2.1. Composition of Steering Committee. The Parties hereby establish a Steering Committee comprised of six (6) members, with three (3) representatives appointed by each Party. The initial members of the Steering Committee shall be as follows:

                                                  Sankyo Representative

               Douglas Burdi, Ph.D.

               Dayid L Coffen, Ph.D.

               Kaplan, Ph.D.

A Party may change one or more of its representatives to the Steering Committee at any time upon notice to the other Party. Each Party will designate one of its representatives as its team leader.

         2.2. Duties of the Steering Committee. The Steering Committee shall direct and administer the Research Program. With respect to each Directed Array
(tm) Program, the Steering Committee shall specifically determine the following:
(i) the appropriate objectives of each Chemical Theme and/or Active Compound to be submitted to the Directed Array (tm) Program; (ii) the appropriate number and type of Chemical Themes to be submitted to the Directed Array (tm) Program, subject to ArQule's right to exclude certain compounds as set forth in Section
2.3 below; (iii) the appropriate number of compounds that ArQule should generate in a Directed Array (tm) for a particular Chemical Theme; and (iv) the appropriate amount of each compound in a Directed Array (tm) that ArQule should deliver to Sankyo for further research and development. The scope of each Chemical Theme will be determined on the basis of the following criteria: (i) the specific reaction or reaction sequence used to combine members of two or more discrete chemical units in which each chemical unit bears the functional group(s) required for the specific reaction(s) that result in the combination of the chemical units; and (ii) the extent to which a class of compounds is related by a recurring structural motif associated with a particular biological activity. In addition, the Steering Committee shall (i) determine whether any Active Compound should be designated as a Licensed Compound; (ii) determine and update the list of Licensed Compounds; (iii) determine the allocation of the funding and personnel resources to be contributed by ArQule under this Agreement; (iv) revise and extend the Research Plan each calendar quarter for the subsequent six (6) months based on prior developments; and (v) resolve matters involving scientific questions.

         2.3. Compounds Excluded from the Directed Array (tm) Program. ArQule shall have the right, at the time Sankyo seeks to include any Active ArQule Compound or Active Homolog thereto in any Directed Array (tm) Program, to exclude from such Directed Array (tm) Program any Active ArQule Compound or Active Homolog thereto that is at that time either (I) included within a Directed Array (tm) Program for a third party(1) (ii) being optimized by a third party from a Mapping Array (tm) Program, (iii) previously licensed or reserved by a third party, or (iv) is

                                                                   EXHIBIT 10.16

included within an existing ArQule internal development program.

         2.4. Meetings of the Steering Committee. The Steering Committee shall communicate regularly, but in no event less than monthly, via written project status reports through written communications means, including, without limitation, electronic mail. A member of the committee from each Party will promptly respond to such communications where appropriate within seven (7) days of its receipt by such member, In the event that questions or issues arise from such written communications that cannot be, or are not being effectively addressed by such written communications, or upon request by any member of the Steering Committee, the Steering Committee shall promptly conduct one or more telephone conferences to address such questions or issues and shall prepare and deliver to each Party a brief written report describing the significant issues and discussions that take place during such telephone conference(s). A representative of the Steering Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time of any such telephone conferences and the proposed agenda with respect thereto, unless waived by all members. The Steering Committee shall meet at least once each quarter at the facilities of ArQule, or at such other times and locations as the Steering Committee determines. A representative of the Steering Committee jointly appointed by its members shall provide each member with five (5) business days notice of the time and location of meetings, unless such notice is waived by all members. If a designated representative of a Party cannot attend any meeting of the Steering Committee, such Party may designate a different representative for that meeting without notice to the other Party, and the substitute member will have full power to vote on behalf of the permanent member. Except as otherwise provided in this Section 2, all actions and decisions of the Steering Committee will require the unanimous consent of all of its members. If the Steering Committee fails to reach agreement upon any matter, the dispute will be resolved in accordance with the procedures set forth in
Section 13.5 below. Within ten (10) days following each quarterly meeting of the Steering Committee, the Steering Committee shall prepare and deliver, to both Parties, a written report describing the decisions made, conclusions and actions agreed upon.

         2.5. Cooperation. Each Party agrees to provide the Steering Committee with information and documentation as reasonably required for the Steering Committee to fulfill its duties under this Agreement. In addition, each Party agrees to make available its employees and consultants as reasonably requested by the Steering Committee, The Parties anticipate that members of the Steering Committee will communicate informally with each other and with employees and consultants of the Parties on matters relating to the Directed Array (tm) Program.

         2.6. Visits to Facilities. Members of the Steering Committee shall have reasonable access to the facilities of each Party where activities under this Agreement are in progress, but only during normal business hours and with reasonable prior notice. Each Party shall bear its own expenses in connection with such site visits.

3.       Mapping Array (tm) Program.

                                                                   EXHIBIT 10.16

         3.1,     Conduct of Mapping Array (tm) Program. ArQule will supply
Sankyo with Mapping Arrays (tm) containing approximately one (1) milligram each of approximately 100,000 different ArQule Compounds during the first Contract Year- selected by ArQule from the 1996 and 1997 Mapping Arrays (tm) of approximately 200,000 different ArQule Compounds (which includes approximately 100,000 ArQule Compounds from ArQule's 1996 Mapping Array (tm) and approximately 100,000 ArQule Compounds from ArQule's 1997 Mapping Array (tm)) based on no more than fifteen (15) Chemical Themes selected by Sankyo and approved by the Steering Committee. Subject to Section 3.6, ArQule will supply Sankyo with Mapping Arrays (tm) containing approximately one (1) milligram each of approximately 100,000 different ArQule Compounds during each subsequent Contract Year of the term of the Mapping Array (tm) Program provided for in Section 3.5, selected at the start of such subsequent Contract Year from the then available Mapping Array (tm) compounds based on no more than fifteen (15) Chemical Themes selected by Sankyo and approved by the Steering Committee. ArQule agrees to ship such 100,000 Mapping Array (tm) compounds (i) for the first Contract Year by December 31, 1997, (ii) for the second Contract Year on or after the earlier to occur of (a) three (3) months after Sankyo completes initial screening, as determined by the Steering Committee, of the Mapping Array (tm) compounds shipped to Sankyo during the first Contract Year, or (ii) July 1, 1999, or earlier when available if so requested by Sankyo in writing, and (iii) for the third Contract Year by the end of the second Contract Year. Sankyo agrees to accept each such shipment of Mapping Array (tm) compounds unless Sankyo has terminated the Mapping Array (tm) Program pursuant to Section 3.6 prior to the date of such shipment, provided, however, notwithstanding any such termination of the Mapping Array (tm) Program, Sankyo agrees to accept any such shipment requested by Sankyo in writing. Promptly upon its receipt of any such Mapping Arrays (tm), Sankyo shall commence testing of such Mapping Arrays (tm) for activity against Targets. Upon the completion by Sankyo of its testing of any such Mapping Arrays (tm), Sankyo shall promptly provide each member of the Steering Committee with notice by telefax communication detailing the discovery of Active Compounds, together with relevant information concerning the functional activity identified, which telefax shall be followed by a confirmatory letter,

         3.2. Mutual Disclosure, Initially, ArQule will identify the Chemical Themes of each Mapping Array (tm) but not the structures of the individual ArQule Compounds in the Mapping Arrays (tm). Sankyo may screen the Mapping Arrays (tm) against any Targets during the term of this Agreement and thereafter, Initially, Sankyo will not disclose the Targets screened. If Sankyo detects any Active ArQule Compound in a Mapping Array (tm), ArQule will disclose
(a) the structure of each Active ArQule Compound and (b) the structures, but not the locations in the Mapping Array (tm), of all other ArQule Compounds in the Mapping Array (tm) and Sankyo will disclose (a) the identity of the Target and
(b) the level of activity. All such disclosed information shall be treated as Confidential Information by both Parties. Sankyo shall submit each such Active ArQule Compound to the Directed Array (tm) Program pursuant to Section 4. Sankyo, at its discretion, may request that the Steering Committee designate any such Active ArQule

                                                                   EXHIBIT 10.16

Compound and Active Homologs thereto as Licensed Compounds comprising a Licensed Compound Set if such Active ArQule Compound and Active Homologs are still available as Licensed Compounds, ArQule shall have the right, at the time Sankyo seeks to designate any Active ArQule Compound or Active Homolog thereto as a Licensed Compound, to exclude from such Licensed Compound designation any Active ArQule Compound or Active Homolog thereto that is at that time either (1) included within a Directed Array (tm) Program for a third party, (ii) being optimized by a third party from a Mapping Array (tm) Program, (iii) previously licensed or reserved by a third party, or (iv) is included within an existing ArQule internal development program. Subject to the foregoing, (a) ArQule shall notify the Steering Committee that such Active ArQule Compound and Active Homologs thereto are properly designated as Licensed Compounds and (b) provide Sankyo with the confirmed chemical composition structure, purity information and location of all Active ArQule Compounds and Active Homologs thereto so designated as Licensed Compounds belonging to such Licensed Compound Set.

         3.3. Reservation of Active ArQule Compounds. Prior to designating any Active ArQule Compounds and Active Homologs thereto as Licensed Compounds pursuant to Section 3.2 hereof, Sankyo, at its discretion, may notify ArQule of its intent to license such Active ArQule Compounds and Active Homologs, and request a reservation of such Active ArQule Compounds and Active Homologs thereto (collectively the "Reserved Compounds"). Upon ArQule receiving from Sankyo (i) a written request to reserve such Reserved Compounds, and (ii) disclosure of the Target and activity information pursuant to Section 3.2 hereof, ArQule shall reserve such Reserved Compounds for subsequent designation by Sankyo as Licensed Compounds for a period ending upon the earlier to occur of
(i) Sankyo's notification to ArQule that it no longer has an interest in licensing or developing such Reserved Compounds, or (ii) sixty (60) days.

         3.4. In consideration of the performance by ArQule of the Mapping Array (tm) Program, during each Contract Year, Sankyo shall pay ArQule a delivery fee equal to $1,000,000 in the initial Contract Year, payable one-third (1/3) upon the Effective Date and two-thirds (2/3) within thirty (30) days of the delivery of the Mapping Arrays (tm) to be provided by ArQule in such first Contract Year. Thereafter, Sankyo shall make the following annual payment to ArQule during each Contract Year, in the second Contract Year payable in full with thirty (30) days of the delivery of the Mapping Arrays (tm) to be provided by ArQule in such Contract Year, and in the third Contract Yeas payable one-third (1/3) on the first day of such Contract Year and two-thirds (2/3) within thirty (30) days of the delivery of the Mapping Arrays (tm) to be provided by ArQule in such Contract Year:

         Annual Payment = $1,000,000 x (1 + CPI)

         Where CPI is a fraction, the numerator of which is the difference between the Consumer Price Index (CPI-U; ITS. City Average for all items; 1982-84 = 100) as of the last month of the immediately preceding Contract Year and the Consumer Price Index as of the month immediately preceding the Effective Date and the denominator of which is the Consumer Price Index as of the month immediately preceding the Effective Date.

                                                                   EXHIBIT 10.16

         3.5. The Mapping Array (tm) Program shall commence on the Effective Date, continue for a period of three (3) Contract Years, unless earlier terminated as provided in Section 3.6 or Article 12 below. Termination of the Mapping Array (tm) Program shall have no effect on the continuation of any Directed Array (tm) Program.

         3.6. Performance of Mapping Array (tm) Program. Sankyo shall have the right to terminate the Mapping Array (tm) Program on or before the earlier to occur of (i) three (3) months after Sankyo completes initial screening, as determined by the Steering Committee, of the Mapping Array (tm) compounds shipped to Sankyo during the first Contract Year, or (ii) June 30, 1999, upon Written notice to ArQule, in the event that (i) ArQule is unable to deliver to Sankyo Mapping Arrays (tm) containing at least fifteen (15) Chemical Themes (or a lesser number of Chemical Themes pursuant to selection of such Chemical Themes in accordance with Section 3.1), (ii) Sankyo fails to obtain any functional activity, as determined by the Steering Committee, from any Mapping Array (tm) compound against any Target falling within a broad range of representative Target categories selected by Sankyo, approved by the Steering Committee and disclosed by Sankyo to ArQule, (iii) there develops a clear pattern of false positive screening results attributable to the quality of Mapping Array (tm) compounds, or (iv) ArQule is consistently unable to provide Mapping Array (tm) compounds in accordance with purity criteria as determined by the Steering Committee. ArQule shall be under the obligation to deliver Mapping Arrays (tm) for the successive Contract Years unless Sankyo exercises its right to terminate the Mapping Array (tm) Program pursuant to this Section 3.6 by formally declaring such termination right and notifying ArQule in writing.

4. Directed Array (tm) Program,

         4.1. Description of Directed Array (tm) Program. Under the direction of the Steering Committee and in accordance with the Research Plan, ArQule will synthesize multiple Directed Arrays (tm) of compounds derived from
(i) each Sankyo Compound provided to ArQule by Sankyo and/or (ii) each Active ArQule Compound provided by ArQule to Sankyo under the Mapping Array (tm) Program, subject to Section 2.3 above. The Parties intend that, during the Research Period, ArQule will produce such Directed Arrays (tm) in two (2) separate Directed Array (tm) Programs, each based on a different Chemical Theme and intended to produce approximately 1000 compounds, per Contract Year for a minimum of three (3) Contract Years beginning on the Effective Date. However, the number of closely related Chemical Themes actually submitted to each Directed Array (tm) Program for the same Target pursuant to a given Research Plan and the number of ArQule Derivative Compounds and/or Sankyo Derivative Compounds actually produced per Chemical Theme will be determined by the Steering Committee. The Parties also intend that ArQule will produce approximately twenty (20) milligrams of each ArQule Derivative Compound and/or Sankyo Derivative Compound in the Directed Arrays (tm), subject to the availability of the original Sankyo Compounds and/or the ArQule Compounds; provided, however, that the amount of each ArQule Derivative Compound and/or Sankyo Derivative Compound that ArQule actually produces will ultimately be determined by the Steering Committee.

         4.2.     Conduct of Directed Array (tm) Program. The Directed Array
(tm) Program shall be

                                                                   EXHIBIT 10.16

conducted in a good scientific manner and in compliance with all applicable legal requirements. The conduct of the Directed Array (tm) Program shall be the primary responsibility of ArQule with participation by Sankyo. Sankyo shall propose Chemical Themes to the Steering Committee for inclusion in the Directed Array (tm) Program. If the Steering Committee approves the inclusion of the proposed Chemical Theme(1) Sankyo shall provide ArQule with the requisite amount and purity of Sankyo Compounds for that Chemical Theme, as directed by the Steering Committee. ArQule shall thereupon diligently synthesize Directed Arrays
(tm) of ArQule Derivative Compounds and/or Sankyo Derivative Compounds, as the case may be, in accordance with the Research Plan. Sankyo shall, in its discretion, test all compounds in the Directed Arrays (tm). The Parties shall continue the procedure described in this Section 4.2 for each Active Compound until the earliest to occur of (1) the determination by the Steering Committee, in accordance with Section 2.2, to designate any such Active Compound and any Active Homolog thereto as a Licensed Compound Set, (ii) the determination by the Steering Committee to cease further testing of such Active Compound, or (iii) the termination of this Agreement in accordance with Section

         4.3.     Directed Array (tm) Program Payments.

                  4.3.1. Delivery Fee. In consideration of the performance by ArQule of the Directed Array (tm) Program, Sankyo shall pay ArQule a delivery fee equal to $1,000,000 per Directed Array (tm) Program during the first Contract Year, payable one-third (1/3) upon commencement of the first Directed Array (tm) Program and two-thirds (2/3) within thirty (30) days of the delivery of the final Directed Array (tm) to be provided by ArQule in the first Contract Year. Thereafter, Sankyo shall make the following annual payment to ArQule during each Contract Year, payable one-third (1/3) on the first day of such Contract Year and two-thirds (2/3) within thirty (30) days of the delivery of the Directed Arrays (tm) to be provided by ArQule in such Contract Year:

         Annual Payment = $1,000,000 x (1 + CPI)

Notwithstanding the foregoing, if the number of Active Compounds submitted to all Directed Array (tm) Programs exceeds six (6) for the first three (3) Contract Years, the Parties shall use their respective best efforts to negotiate a discount for all such additional Active Compounds submitted to the Directed Array (tm) Program.

                  4.3.2. Expenses. In addition to the amounts payable pursuant to Section 4.3.1 above, Sankyo shall pay any and all Extraordinary Expenses of ArQule, as required and approved by the Steering Committee.

         4.4. Term of Directed Array (tm) Program. The term of each Directed Array (tm) Program shall begin upon the commencement of the Research Plan and terminate no later than the first anniversary of such commencement date unless extended by the Steering Committee because of extraordinary circumstances. The period for initiating and completing all Directed Array (tm) Programs commenced pursuant to Section 4.1 hereof shall terminate at the end of the third Contract Year, provided, however, that upon six (6) months prior written notice by Sankyo,

                                                                   EXHIBIT 10.16

such period may be extended for one additional two (2) year period at Sankyo's option on terms and conditions to be mutually agreed upon by the Parties.

5.       License Grants; Reversion of Rights.

         5.1. Screening Licenses ArQule hereby grants to Sankyo, under ArQule Patent Rights and ArQule Technology (a) a nonexclusive, royalty-free license (without the right to sublicense) to test each Mapping Array (tm) for significant functional activity against Targets; and (b) an exclusive, royalty-free license to test each Directed Array (tm) for significant functional activity against Targets.

         5.2. Preclinical and Clinical Licenses. Upon the identification by Sankyo of any Active Compound and the determination by the Steering Committee that such Active Compound and any Active Homolog thereto should properly be designated as a Licensed Compound Set, ArQule shall grant to Sankyo, under any intellectual property rights covering the composition, manufacture or use of such Licensed Compound Set, an exclusive, worldwide license (with the right to grant sublicenses subject to notifying ArQule in advance) to conduct Preclinical Development, Phase I Clinical Trials, Phase U Clinical Trials and Phase III Clinical Trials of such Licensed Compound Set, with Sankyo's specific responsibilities to be determined by the Steering Committee.

         5.3. Commercialization License. ArQule hereby grants to Sankyo an exclusive, worldwide royalty-bearing license (with the right to grant sublicenses subject to notifying ArQule in advance) (i) to make or have made Royalty-Bearing Products incorporating Licensed Compound Sets for use, distribution and sale, (ii) to distribute for sale and sell Royalty-Bearing Products incorporating Licensed Compound Sets, and (iii) to make Active Compounds within a Licensed Compound Set and sell such Active Compounds to a Sublicensee that incorporates those compounds in a Royalty-Bearing Product.

         5.4. Reversion of Rights Return of Materials. In the event that (i) Sankyo determines not to develop any Active ArQule Compound or Active Homolog related to such Active ArQule Compound within a Licensed Compound Set or to discontinue Preclinical Development of all Active ArQule Compounds and Active Homologs related to such Active ArQule Compound within a Licensed Compound Set; or (ii) no Active ArQule Compound or Active Homolog related to such Active ArQule Compound within a Licensed Compound Set is commercially developed within the timetable specified in the Research Plan, then ArQule shall have the right to terminate the license granted to Sankyo under Section 5.2 with respect to all Active ArQule Compounds and Active Homologs related to such Active ArQule Compounds within such Licensed Compound Set. In such event, ArQule shall thereafter be free to grant licenses covering such Active ArQule Compounds and Active Homologs related to such Active ArQule Compounds to third parties. Upon termination of such license by ArQule, Sankyo shall (i) grant to ArQule an exclusive, royalty-free license, with the right to grant sublicenses, to manufacture, use or sell such Active ArQule Compounds and Active Homologs related to such Active ArQule Compounds under any patent rights of Sankyo covering the composition or use of such Active ArQule Compounds and Active Homologs related to such Active ArQule Compounds and (ii)

                                                                   EXHIBIT 10.16

return to ArQule all Proprietary Materials and Confidential Information supplied by ArQule which relate to such Active ArQule Compounds and Active Homologs related to such Active ArQule Compounds. Notwithstanding the foregoing, the provisions of this Section 5.4 shall not apply to Sankyo Compounds or Sankyo Derivative Compounds.

6.       Ownership of Compounds.

         6.1. Sankyo Compounds: Sankyo Derivative Compounds. All Sankyo Compounds and Sankyo Derivative Compounds shall be owned by Sankyo or its Affiliates, except, and only to the extent that, with respect to the Directed Array (tm) Program, ArQule can show that any such compound (i) was under development by ArQule (including programs with academic collaborators or corporate partners) before such compound was proposed to be included in the Directed Array (tm) Program or first synthesized, as the case may be; (ii) was independently developed by ArQule employees who had no access to Sankyo Confidential Information regarding the particular compound, or (iii) was already within a screening array before such compound was proposed to be included in the Directed Array (tm) Program or was first synthesized, as the case may be.

         6.2. ArQule Compounds; ArQule Derivative Compounds. All ArQule Compounds and ArQule Derivative Compounds shall be owned by ArQule except, and only to the extent that, Sankyo can show that any such compound was in the possession of Sankyo before it was provided by ArQule to Sankyo or its Affiliates.

7.       Intellectual Property Rights.

         7.1.     Ownership of Patent Rights

                  (a) ArQule Patent Rights. Any Patent Rights filed by either Party covering Active ArQule Compounds only will be owned solely by ArQule except as provided in Section 7.1(b).

                  (b) Joint Patent Rights. Any Patent Rights (i) filed by either Party covering both Active ArQule Compounds and Active Sankyo Compounds, (ii) claiming an Active ArQule Compound and uses thereof discovered by Sankyo; and/or (iii) claiming an Active Sankyo Compound and uses thereof discovered by ArQule, shall be owned jointly by ArQule and Sankyo.

                  (c) Sankyo Patent Rights. Any Patent Rights filed by either Party covering solely Active Sankyo Compounds will be owned solely by Sankyo.

                  (d) Patent Rights Generally. Any Patent Rights arising out of or related to this Agreement, the ownership of which cannot be determined from Subsections a), (b) or (c) of this Section 7.1, will be owned by the Party(ies) having inventorship under the patent laws of the United States.

                                                                   EXHIBIT 10.16

         7.2. Management of Joint Patent Rights. In the case of Joint Patent Rights, the Parties shall agree on the allocation of responsibility for, and the expense of, the preparation, filing, prosecution, and maintenance of any Joint Patent Rights claiming such inventions. In the event of any disagreement concerning any Joint Patent Rights, the matter shall be resolved by the Steering Committee or, in the absence thereof, by the President of ArQule and The Director of the Patent Department of Sankyo. The Party controlling a Joint Patent Right shall consult with the other Party as to the preparation, filing, prosecution, and maintenance of such Joint Patent Right reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or its foreign equivalent in Japan or Europe, and shall furnish to the other Party copies of all relevant documents reasonably in advance of such consultation. In the event that the Party controlling a Joint Patent Right desires to abandon such Joint Patent Right, or if the Party assuming control of a Joint Patent Right later declines responsibility for such Joint Patent Right, the controlling Party shall provide reasonable prior written notice to the other Party of such intention to abandon or decline responsibility, and such other Party shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Rights.

         7.3. Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Patent Rights under this Agreement. Such cooperation includes, but is not limited to:

                  (a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights set forth in Section 7.1 above and to enable the other Party to apply for and to prosecute patent applications in any country;

                  (b) promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, or prosecution of any such patent applications; and

                  (c) undertaking no actions that are potentially deleterious to the preparation, filing, or prosecution of such patent applications.

         7.4. Infringement by Third Parties. ArQule and Sankyo shall each promptly notify the other in writing of any alleged or threatened infringement by a third party of any ArQule Patent Right, Sankyo Patent Right or Joint Patent Right of which they become aware. The parties shall consult concerning the action(s) to be taken.

8.       Payments. Reports, and Records,

         8.1. Milestone Payments. In partial consideration of the rights granted Sankyo under this Agreement, Sankyo shall pay ArQule the following amounts within thirty (30) days after each occurrence of the following milestones;

Payment for Royalty

                                                                   EXHIBIT 10.16

Bearing Products                        Milestone
---------------     ---------------------------------------------------
$        500,000    First IND Filing (or non-U.S. equivalent) for each
                    Royalty-Bearing Product

$        500,000    Completion of Phase I Clinical Trials (or non-U.S.
                    equivalent) for each Royalty-Bearing
                    Product

$        500,000    Completion of Phase II Clinical Trials (or non-U.S.
                    equivalent) for each Royalty-Bearing
                    Product

$      1,000,000    Commencement of Phase III Clinical Trials (or
                    non-U.S. equivalent) for each Royalty-Bearing
                    Product

$        500,000    Completion of Phase III Clinical Trials (or non-
                    U.S. equivalent) for each Royalty-Bearing
                    Product

$      1,000,000    First NDA filing (or non-U.S. equivalent) for each
                    Royalty-Bearing Product

$      2,000,000    Approval of first NDA (or non-U.S. equivalent) for
                    each Royalty-Bearing Product

Such milestone payments shall be non-refundable and shall not be credited against royalties payable to ArQule under this Agreement, provided, however, that twenty-five percent (25%) of any such milestone payments made with respect to any Royalty-Bearing Product consisting of an ArQule Compound provided to Sankyo pursuant to the Mapping Array (tm) Program, and not submitted to a Directed Array (tm) Program, shall be creditable up to $1,000,000 per year against royalties due ArQule for such Royalty-Bearing Product pursuant to
Section 8.3. Sankyo shall promptly notify ArQule of each occurrence of any of die foregoing milestones.

         8.2. Alternative to Milestone Payments. If any time on or before sixty (60) days prior to the filing of an IND application with respect to any Royalty-Bearing Product, Sankyo elects, in lieu of paying the foregoing milestone payments for such Royalty-Bearing Product, to share with ArQule the proceeds of the commercial exploitation of such Royalty-Bearing Product, it shall so notify ArQule in writing. Promptly upon its receipt of such written notice, ArQule shall enter into good faith negotiations with Sankyo for an appropriate amendment to this Agreement under which either (i) the Parties would share equally in the aggregate revenues from such Royalty-Bearing Product on a worldwide basis or (ii) ArQule would be granted the exclusive right to commercially exploit such Royalty-Bearing Product in certain agreed-upon territories. If the Parties are unable to reach agreement with respect to the

                                                                   EXHIBIT 10.16

foregoing by the expiration of sixty (60) days from the commencement of such negotiations, Sankyo shall remain obligated to pay the full amount of milestone payments set forth in Section 8.1 above for such Royalty-Bearing Product.

         8.3. Royalties. In consideration of the licenses granted to Sankyo hereunder, for each Royalty Period, Sankyo shall pay to ArQule a royalty for each Royalty-Bearing Product as follows:

 Source of Royalty-Bearing Product      Royalty Rate    (percentage of Net Sales)
 ---------------------------------   ------------------  ------------------------
                                     Worldwide Territory    U.S. Territory
                                     -------------------    ---------------
Sankyo Derivative Compound                   3%                   4%

ArQule Compound or ArQule                    4%                   5%
  Derivative Compound

         8.4. Reports and Payments. Within thirty (30) days after the conclusion of each Royalty Period, Sankyo shall deliver to ArQule a report containing the following information:

                  (a)      gross sales of Royalty-Bearing Products by Sankyo,

         its Affiliates and Sublicensees during the applicable Royalty Period in each country of sale;

                  (b) adjustments and calculation of Net Sales for the applicable Royalty Period in each country of sale; and

                  (c) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

All such reports shall be maintained in confidence by ArQule. If no royalties are due to ArQule for any reporting period, the report shall so state. Concurrent with this report, Sankyo shall remit to ArQule any payment due for the applicable Royalty Period. The method of payment shall be mutually agreed to. All amounts payable to ArQule under this Section will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with
Section 8.6, and such amounts shall be paid without deduction of any withholding taxes, value-added taxes, or other charges applicable to such payments, except as provided for in Section 8.9.

         8.5. Invoices; Payments in U.S. Dollars. With the exception of royalty payments due under Section 8.3, ArQule shall submit invoices to Sankyo for each payment due ArQule hereunder (including without limitation all payments due pursuant to Section 3.4, and Sankyo shall pay such invoices within thirty
(30) days of receipt thereof. All payments due under this Agreement shall, except as provided in Section 8.6 below, be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges, except as provided for in Section 8.9.

                                                                   EXHIBIT 10.16

         8.6. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Sankyo shall give ArQule prompt written notice of such restriction, which notice shall satisfy the thirty-day payment deadline described in Section 8.4. Sankyo shall pay any amounts due ArQule through whatever lawful methods ArQule reasonably designates; provided, however, that if ArQule falls to designate such payment method within thirty (30) days after ArQule is notified of the restriction, then Sankyo may deposit such payment in local currency to the credit of ArQule in a recognized banking institution selected by Sankyo and identified by written notice to ArQule, and such deposit shall fulfill all obligations of Sankyo to ArQule with respect to such payment.

         8.7. Records. Sankyo and its Affiliates shall maintain complete and accurate records of Royalty-Bearing Products made, used or sold by them or their Sublicensees under this Agreement, and any amounts payable to ArQule in relation to such Royalty-Bearing Products, which records shall contain sufficient information to permit ArQule to confirm the accuracy of any reports delivered to ArQule in accordance with Section 8.4. The relevant Party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, Each Party (acting as the "Auditing Party") shall have the right, at its own expense, to cause an independent certified public accountant to inspect such records of the other Party (the "Audited Party") during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the Auditing Party any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide the Audited Party with a copy of any report given to the Auditing Party. The Parties shall reconcile any underpayment or overpayment within thirty
(30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any Royalty Period, the Audited Party shall bear the full cost of such audit. Each party may exercise its rights under this Section only once every year and only with reasonable prior notice to the other Party.

         8.8. Late Payments, Any payments by Sankyo that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Base Rate of Interest calculated based on the number of days that payment is delinquent.

         8.9.     Withholding Tax Payments,

                  8.9.1. Payments. All amounts payable under Section 3.4, 4.3 and 8.1 shall represent the actual proceeds to be received by ArQule after any applicable deductions have been made, including without limitation any withholding taxes. ArQule agrees to reasonably cooperate with Sankyo in obtaining a refund of any withholding taxes paid by Sankyo with respect to any payments to ArQule hereunder, In the event that ArQule is successful in obtaining any refund of tax withholding amounts paid by Sankyo under Sections 3.4, 4.3 and 8.1. of this Agreement, ArQule agrees to promptly remit such refund amount received by ArQule to Sankyo.

                                                                   EXHIBIT 10.16

                  8.9.2. Royalty Payments, Sankyo may only withhold from royalties due to ArQule under Section 8.3 amounts for payment of Japanese withholding tax that is required by law to be paid to the Japanese taxing authority with respect to such royalty amounts due to ArQule; provided, however, that such amount withheld shall not exceed the lesser of (i) ten percent (10%) of such royalties due to ArQule, or
         (ii) such amount actually creditable by ArQule as a foreign tax credit against taxes currently payable by ArQule to the United States government; and further provided, however, that in regard to any such tax withholding Sankyo shall give ArQule such documents, and provide any other cooperation or assistance on a reasonable basis, as may be necessary to enable ArQule to claim exemption therefrom, to receive a full allowance of such withholding tax or claim a foreign tax credit, and Sankyo shall upon ArQule's request give proper evidence as to the payment of such tax. In the event that Sankyo is successful in obtaining any refund of tax withholding amounts paid by Sankyo under Sections 8.3 of this Agreement, Sankyo agrees to promptly remit such refund amount received by Sankyo to ArQule,

9. Confidential Information.

         9.1. Definition of Confidential Information Confidential Information shall mean any technical or business information furnished by the Disclosing Party to the Receiving Party in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the identity of a chemical compound, the use of a chemical compound, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information,

         9.2. Definition of Confidential Information, Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

         9.3.     Obligations. The Receiving Party agrees that it shall:

                  (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its, and its Affiliates, directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement;

                  (b) use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement; and

                                                                   EXHIBIT 10.16

                  (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

         9.4.     Exceptions. The obligations of the Receiving Party under
Section 9.3 above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

                  (a) was in the public domain prior to the time of its disclosure under this Agreement;

                  (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

                  (c) was independently developed or discovered by the Receiving Party without use of the Confidential Information;

                  (d) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

                  (e) is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to theft foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

         9.5. Return of Confidential Information. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall destroy or return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel (for ArQule) and its Legal Department (for Sankyo) solely for the purpose of monitoring its obligations under this Agreement.

         9.6. Survival of Obligations. The obligations set forth in this Article shall remain in effect for a period of five (5) years after termination of this Agreement, except that the obligations of the Receiving Party to destroy or return Confidential Information to the Disclosing Party shall survive until fulfilled.

                                                                   EXHIBIT 10.16

10.      Representations and Warranties.

         10.1. Authorization. Each Party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a Party.

11.      Indemnification and Insurance,

         11.1. Sankyo Indemnity Obligations. Sankyo agrees to defend, indemnify arid hold ArQule, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party against ArQule, its Affiliates or their respective directors, employees or agents as a result of: (a) actual or asserted violations of any applicable law or regulation by Sankyo, its Affiliates, sublicensees or third party manufacturers by virtue of which the Royalty-Bearing Products manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Royalty-Bearing Products by Sankyo, its Affiliates, sublicensees or third party manufacturers; or (c) a recall ordered by a governmental agency, or required by a confirmed failure, of Royalty-Bearing Products manufactured, distributed, or sold by Sankyo, its Affiliates, sublicensees or third party manufacturers as reasonably determined by the Parties hereto.

         11.2. Procedure. In the event that ArQule or any of its Affiliates or their respective employees or agents (the "Indemnitee') intends to claim indemnification under this Article 11, such Party shall promptly notify Sankyo of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and Sankyo shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Sankyo, if representation of such Indemnitee by the counsel retained by Sankyo would be inappropriate due to actual or potential differing interests between such Indernnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this
Article 11 shall not apply to amounts paid in settlement of any loss; claim, damage, liability or action if such settlement is effected without the consent of Sankyo, which consent shall not be withheld unreasonably. The failure to deliver notice to Sankyo within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Sankyo of any liability to the Indemnitee under this Article 11, but the Omission so to deliver notice to Sankyo will not relieve it of any liability that it may have to any Indeninitee otherwise than under this Article 11. The Indemnitee under this Article 11, its employees and agents, shall cooperate fully with Sankyo and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

                                                                   EXHIBIT 10.16

         11.3. Insurance. Sankyo shall maintain appropriate product liability insurance with respect to development, manufacture and sales of the Royalty-Bearing Products by Sankyo in such amount as Sankyo customarily maintains with respect to sales of its other products. Sankyo shall each maintain such insurance for so long as it continues to manufacture or sell the Royalty-Bearing Products, and thereafter for so long as Sankyo maintains insurance for itself covering such manufacture or sales.

12.      Term and Termination

         12.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last Royalty Period covering any Royalty-Bearing Product, unless earlier terminated as provided in this
Article 12.

         12.2. Breach of Payment Obligations. In the event that Sankyo fails to make timely payment of any amounts due to ArQule under this Agreement, ArQule may terminate this Agreement upon thirty (30) days written notice to Sankyo, unless Sankyo pays all past-due amounts within such thirty-day notice period.

         12.3. Material Breach. In the event that either Party continues a material breach of any of its obligations under this Agreement (other than as provided in Section 12.2) and such Party fails (i) to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party or
(ii) to commence dispute resolution pursuant to Section 13.5, within ninety (90) days after receiving written notice of that breach from the other Party, the other Party may immediately terminate this Agreement upon written notice to the breaching Party.

         12.4. Effect of Termination. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination. The provisions of Article 5, Article .6, Article 7 and Article S (with respect only to milestone payments and royalties accrued at the time of termination but not yet paid), Article 9, Article 11 and Article 13 shall survive the expiration or termination of this Agreement.

13. Miscellaneous.

         13.1. Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein.

         13.2. Publicity. Neither Party shall use the name of the other Party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other Party, except that (i) either Party may use the text of a written statement approved in advance by both Parties without further approval, (ii) either Party shall have the right to identify the other Party and to disclose the terms of this Agreement as required by applicable securities laws or

                                                                   EXHIBIT 10.16

other applicable law or regulation, and (iii) either Party may use the name of the other Party and reveal the existence of this Agreement.

         13.3. Non-Solicitation. During the term of this Agreement and thereafter for a period of two (2) years, each Party agrees not to seek to persuade or induce any employee of the other Party to discontinue his or her employment with that Party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

         13.4. Governing Law, This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         13.5.    Dispute Resolution Procedures.

(a) The Parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute ("Dispute") arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the Parties within fifteen (15) days after notice of such Dispute is given by one Party to the other in writing shall be referred to a senior executive of ArQule and the Director of the Research Institute of Sankyo who are authorized to settle such Disputes on behalf of their respective companies ("Senior Executives'). The Senior Executives will meet for negotiations within fifteen (15) days of the end of the 15 day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives, If the Dispute has not been resolved within thirty (30) days after the end of the 15 day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be settled first by non-binding mediation and thereafter by arbitration as described in subsections
(b) and (c) below.

         (b) Any Dispute which is not resolved by the Parties within the time period described in subsection (a) shall be submitted to an alternative dispute resolution process ("ADR"). Within five (5) business days after the expiration of the thirty (30) day period set forth in subsection (a), each Party shall select for itself a representative with the authority to bind such Party and shall notify the other Party in writing of the name and title of such representative. Within ten (10) business days after the date of delivery of such notice, the representatives shall schedule a date for engaging in non-binding ADR with a neutral mediator or dispute resolution firm mutually acceptable to both representatives. Any such mediation shall be held in Boston, Massachusetts. Thereafter, the representatives of the Parties shall engage in good faith in an ADR process under the auspices of such individual or firm. If the representatives of the Parties have not been able to resolve the Dispute within thirty (30) business days after the conclusion of the ADR process, or if the representatives of the Parties fail to schedule a date for engaging in non-binding ADR within the ten (10) day period set forth above, the Dispute shall be settled by binding arbitration as set forth in subsection (c) below. If the representatives of the Parties resolve the dispute within the thirty (30) day period set forth above, then such resolution shall be binding upon the Parties. If either Party fails to abide by such resolution, the other Party can immediately refer the matter to arbitration under Section 13.5(c).

                                                                   EXHIBIT 10.16

         (c) If the Parties have not been able to resolve the Dispute as provided in subsections (a) and (b) above, the Dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under rules of the American Arbitration Association. The arbitration shall be conducted before three arbitrators chosen according to the following procedure: each of the Parties shall appoint one arbitrator and the two so nominated shall choose the third. If the arbitrators chosen by the Parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after theft appointment, then the third arbitrator shall be appointed by the Court of Arbitration of the American Arbitration Association. Any such arbitration shall be held in Boston, Massachusetts. The arbitrators shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the Parties; and (ii) may be entered in any court of competent jurisdiction.

         (d) Nothing contained in this Section or any other provisions of this Agreement shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings. The Parties hereby irrevocably consent to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and/or any other court having jurisdiction for this purpose.

         13.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         13.7. Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         13.8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties, their Affiliates, .and their respective lawful successors and assigns.

         119. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

         13.10. Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Sankyo:                    If to ArQule:
Sankyo Co., LTD                  ArQule, Inc.
2-58, Hiromachi 1-Chome          200 Boston Avenue, Suite 3600
Shinagawa-ku                     Medford, MA 02155
Tokyo 140 Japan                  Attention: Eric B. Gordon

                                                                   EXHIBIT 10.16

Attention: Hiroshi Fukunai
Tel: 03 3492 3131                Tel: (617) 395-4100
Fax: 03 5436 856/                Fax: (617) 395-1225

                                   with a copy to:
                                 Palmer & Dodge
                                 One Beacon Street
                                 Boston, MA 02108

                                  Attention: Michael Lytton, Esquire
                                 Tel: (617) 573-0327
                                 Fax: (617) 227-4420

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.

         13.11. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         13.12. Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

         13.13. Entire Agreement, This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties relating to the subject matter hereof.

         13.14. Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the Party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The Party claiming relief shall, without delay, notify the other Party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the Party so asserting, During the period that one Party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other Party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure

                                                                   EXHIBIT 10.16

event the Parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either Party by registered airmail or by telefax. In case of such termination the terminating Party will not be required to pay to the other Party any indemnity whatsoever.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duty executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

SANKYO CO., LTD                         ARQULE, INC.
By:____________                         By:_______________
Name: Tetsun Hiraoka. Ph.D.             Name: Eric B. Gordon
      ---------------------
Title: Member of the Board and          Title: President and Chief Executive
      ------------------------
    Director of Research Institute

                                                                   EXHIBIT 10.16
                                       27

                                    EXHIBIT A

                                  Research Plan

                  [THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]